Exhibit 99.1

SCHEDULE “B” - NS8 CORPORATION SHAREHOLDER CONVERSION FORM

Notification Date:
              , 2007

I, the undersigned Shareholder of NS8 Corporation (the “Company”), confirm the following:

A. ____________________________________________
(Print Legal Name of Individual or Corporate Shareholder)

___________________________
(Print Address of Shareholder)

B. I hereby agree to convert $<<>> USD of the amount of my outstanding loans to the Company, including accrued interest thereon, into shares in the Common Stock of the Company at a fixed price of $0.03 (Three Cents US) per Common Share. The ability to convert at this fixed price will expire on July 27, 2007. (see: Important Conversion Note)

C. I understand and agree that I cannot convert more than 50% of the outstanding loan (debt) amounts currently owing to me by the Company.  The following sets out the relevant particulars of my outstanding loan (debt) amounts, including accrued interest:

1.	Total outstanding principal amount plus accrued interest as of May 31, 2007:

$

2.	Fifty percent (50%) of loan (debt) amounts: $

3.	Amount of Common Stock upon conversion: ____

D.  I further understand that this share for debt conversion is for the purposes of reducing the Company’s debt and achieving part of the Company’s reorganization milestones by increasing its authorized share capital.

E.   I further agree that by converting a portion of my shareholder debt as described herein, I am hereby voting the shares that I receive from this conversion to approve the increase in the authorized share capital of the Company as announced on May 23, 2007 and as authorized by the Unanimous Written Consent in lieu of Meeting of the Board of Directors of the Company dated May 9, 2007.(please fill out Schedule D as attached)

IMPORTANT CONVERSION NOTE: THE FIXED CONVERSION PRICE OF $0.03 (THREE CENTS US) PER COMMON SHARE IS VALID ONLY FOR A PERIOD OF 15 BUSINESS DAYS FROM THE DATE INDICATED ON THIS NOTICE (“FIXED CONVERSION PRICE PERIOD”).

IF ANY NOTICES ARE RECEIVED AFTER THE EXPIRATION DATE OF THE FIXED CONVERSION PRICE PERIOD, THEN THE RESULTING AMOUNT OF SHARES THAT WILL BE CONVERTED FROM YOUR DEBT WILL BE BASED ON THE CLOSING PRICE OF THE STOCK AT THE TIME AND DATE YOU SIGN THIS CONVERSION NOTICE AND THEREBY CONFIRM YOUR AGREEMENT TO PARTICIPATE IN THE SHARES FOR DEBT ARRANGEMENT.  NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL THE CONVERSION PRICE PER SHARE BE LESS THAN $0.03 THREE CENTS PER SHARE.

THE SECURITIES THAT SHAREHOLDERS WILL RECEIVE WILL BE RESTRICTED UNDER RULE 144 OF THE SECURITIES ACT OF 1933, AS AMENDED.

If you wish to confirm your participation in the share for debt conversion of a maximum of 50% of your shareholder’s loans, please complete, sign and date this Shareholder Conversion Form and return this Schedule B via fax or PDF email to our administrative offices:

NS8 Corporation Research & Development
CanOnline Media Corporation
200-1311 Howe Street, Vancouver, BC V6Z 2P3

Via 604.677.7011 fax.
Via PDF email:  aggiez@ns8corp.net

All original hard copies must be sent by mail or courier to:

NS8 Corporation
11400 W. Olympic Boulevard Suite 200
Los Angeles, California, USA, 90064
1.310.445.8800 fax.

Signature of Shareholder or Authorized Signatory

_________________________________
Date